Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-72862

PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus Dated December 7, 2001)

                              SHIRE FINANCE LIMITED
                                  $400,000,000
                 2% Senior Guaranteed Convertible Notes due 2011
                  Guaranteed by Shire Pharmaceuticals Group plc
                                 ---------------

                                 COMPANY'S LOGO

                         SHIRE PHARMACEUTICALS GROUP PLC
                 Ordinary Shares and American Depositary Shares
             which may be issued upon exchange of Preference Shares
                that will be issued upon Conversion of the Notes
                                 ---------------

     This Prospectus Supplement supplements information contained in that certain Prospectus dated December 7, 2001, as amended or supplemented, relating to the potential sale from time to time by the Selling Securityholders of up to $400,000,000 aggregate principal amount of 2% Senior Guaranteed Convertible Notes due 2011 (the "Notes") of Shire Finance Limited, a Cayman Islands exempted limited company (the "Company"), guaranteed by Shire Pharmaceuticals Group plc, a public limited company incorporated under the laws of England and Wales ("Shire"), issued in a private transaction on August 21, 2001, and Ordinary Shares (including Ordinary Shares in the form of American Depositary Shares) of Shire which may be issued upon exchange of Preference Shares that will be issued upon conversion of the Notes (the "Ordinary Shares"). The Notes and the Ordinary Shares are being offered for the account of the holders thereof or by their transferees, pledgees, donees or successors. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The information contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted and replaced in its entirety with the information set forth below with respect to the Selling Securityholders, the principal amount of Notes that each Selling Securityholder may offer pursuant to the Prospectus, as supplemented by this Prospectus Supplement, and the number of our Ordinary Shares or ADSs which will be issued upon exchange, subject to the option of the Company to have Shire pay cash upon exchange, of the Preference Shares into which such Notes are convertible. We have prepared the table based on information given to us by the Selling Securityholders on or prior to March 18, 2002. Unless otherwise indicated, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or Shire or any of their affiliates. Because the Selling Securityholders may offer all or some portion of their Notes or the Ordinary Shares, pursuant to the Prospectus, as supplemented by this Prospectus Supplement, no estimate can be given as to the amount of the Notes or the number of Ordinary Shares that will be held by the Selling Securityholders upon termination of any sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes, or the Ordinary Shares, since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

     Unless otherwise indicated, each Selling Securityholder is offering all Notes beneficially owned by it pursuant to the Prospectus, as supplemented by this Prospectus Supplement. No securityholder may offer its

Notes, or the Ordinary Shares, pursuant to the Prospectus until the securityholder is named as a Selling Securityholder in this Prospectus Supplement or in another supplement to the Prospectus.

                                                                                  Number of Our
                                                                                    Ordinary         Percentage of
                                           Aggregate Principal    Percentage       Shares/ADSs      Our Ordinary
                                          Amount of Notes That     of Notes        That May Be        Shares/ADSs
                  Name                         May Be Sold        Outstanding        Sold (1)        Outstanding (2)
-----------------------------------       --------------------    -----------    ----------------    ---------------

AIG SoundShore Overseas Holding                 $4,500,000              1.1              223,278/        */*
   Fund Ltd.                                                                              74,426

AIG SoundShore Strategic Holding                $1,500,000              *                 74,426/        */*
   Fund Ltd.                                                                              24,808

Argent Classic Convertible                      $8,000,000              2.0              396,940/        */*
   Arbitage Fund (Bermuda) Ltd.                                                          132,313

Aristeia International Limited                  $5,678,000              1.4              281,728/        */*
                                                                                          93,909

Aristeia Trading LLC                            $1,822,000              *                 90,403/        */*
                                                                                          30,134

B.C. McCabe Foundation                            $300,000              *                 14,885/        */*
                                                                                           4,961

Bank Austria Cayman Islands Ltd.                $9,875,000              2.5              489,972/        */*
                                                                                         163,324

Bear, Stearns & Co. Inc.(3)                     $1,100,000              *                 54,579/        */*
                                                                                          18,193

Clinton Multistrategy Master Fund,              $2,150,000              *                106,677/        */*
   Ltd.                                                                                   35,559

Clinton Riverside Convertible                   $3,350,000              *                166,218/        */*
   Portfolio Limited                                                                      55,406

Deutsche Banc Alex Brown Inc.(4)               $42,700,000             10.7            2,118,667/        */1.9
                                                                                         706,223

Forest Fulcrum Fund LP                          $2,500,000              *                124,043/        */*
                                                                                          41,348

Goldman Sachs and Company(5)                    $2,750,000              *                136,448/        */*
                                                                                          45,482



                                      -3-

                                                                                  Number of Our
                                                                                    Ordinary         Percentage of
                                           Aggregate Principal    Percentage       Shares/ADSs      Our Ordinary
                                          Amount of Notes That     of Notes        That May Be        Shares/ADSs
                  Name                         May Be Sold        Outstanding        Sold (1)        Outstanding (2)
-----------------------------------       --------------------    -----------    ----------------    ---------------

Goldman Sachs International(5)                 $81,500,000             20.4            4,043,826/        */3.6
                                                                                       1,347,944

Highbridge International LLC                   $12,000,000              3.0              595,410/        */*
                                                                                         198,470

National  Fuel & Gas Company                      $150,000              *                  7,442/        */*
   Retirement Plan                                                                         2,480

Oxford, Lord Abbett & Co.                       $1,500,000              *                 74,426/        */*
                                                                                          24,808

Quattro Fund Ltd.                               $3,500,000              *                173,661/        */*
                                                                                          57,887

Radian Asset Guaranty                           $2,000,000              *                 99,235/        */*
                                                                                          33,078

Radian Guaranty Inc.                            $3,000,000              *                148,852/        */*
                                                                                          49,617

Ramius Capital Group                              $725,000              *                 35,972/        */*
                                                                                          11,990

RCG Latitude Master Fund Ltd.                   $2,610,000              *                129,501/        */*
                                                                                          43,167

RCG Multi Strategy LP                           $1,290,000              *                 64,006/        */*
                                                                                          21,335

Royal Bank of Canada(6)                         $5,000,000              1.3              248,087/        */*
                                                                                          82,696

Sagamore Hill Hub Fund Ltd.                     $4,000,000              1.0              198,470/        */*
                                                                                          66,156

Susquehanna Capital Group                      $10,500,000              2.6              520,983/        */*
                                                                                         173,661

TD Securities (USA) Inc.                       $12,550,000              3.1              622,699/        */*
                                                                                         207,566


                                      -4-

                                                                                  Number of Our
                                                                                    Ordinary         Percentage of
                                           Aggregate Principal    Percentage       Shares/ADSs      Our Ordinary
                                          Amount of Notes That     of Notes        That May Be        Shares/ADSs
                  Name                         May Be Sold        Outstanding        Sold (1)        Outstanding (2)
-----------------------------------       --------------------    -----------    ----------------    ---------------

Total Fina E/F Finance U.S.A. Inc.                $200,000              *                  9,923/        */*
                                                                                           3,307

Tribeca Investments LLC                        $20,200,000              5.1            1,002,273/        */*
                                                                                         334,091

Triborough Partners International,                $500,000              *                 24,808/        */*
   Ltd.                                                                                    8,269

Triborough Partners QP, LLC                     $1,250,000              *                 62,021/        */*
                                                                                          20,674

UBS AG LON F/B/O PB                            $41,000,000             10.3            2,034,317/        */1.8
                                                                                         678,107

UBS Warburg LLC                                 $1,000,000              *                 49,617/        */*
                                                                                          16,539

Wilmington Trust Company as owner               $1,800,000              *                 89,311/        */*
   trustee for The Forrestal                                                              29,770
   Funding Master Trust

All other holders of notes or                  $96,500,000             24.1            4,788,088/        */4.3
   future transferees, pledgees,                                                       1,596,032
   donees, assignees or successors
   of any such holders (7)(8)(9)

Total..............................           $389,000,000             97.3%          19,301,207/          4.0/
                                                                                       6,433,748          17.3
* Less than one percent (1%).

---------------

(1) Assumes conversion of all of the holder's Notes into Preference Shares and exchange of the Preference Shares at an exchange ratio of 49.6175 Ordinary Shares per preference Share or 16.5392 ADSs per Preference Share. This exchange ratio is subject to adjustment, however, as described under "Description of the Notes -- Adjustments to the Exchange Ratio." As a result, the number of our Ordinary Shares or ADSs which may be issued upon exchange of the Preference Shares issued upon conversion of the Notes may increase or decrease in the future. Does not include our Ordinary Shares or ADSs that may be issued by us upon election by the issuer to convert Notes into Preference Shares instead of redeeming Notes at the holder's option, as described under "Description of the Notes -- Redemption at Option of Holders."

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 482,582,639 Ordinary Shares (including Ordinary Shares underlying ADSs) or 37,156,613 ADSs outstanding as of March 15, 2002. In calculating this amount for each holder, we treated as outstanding the number of our Ordinary Shares or ADSs which may be issued upon exchange of the Preference Shares issued upon conversion of all Notes held by that holder, but we did not assume conversion of any other holder's notes. Does not include our Ordinary Shares or ADSs that may be issued by us upon election by the issuer to convert Notes into Preference Shares instead of redeeming notes at the holder's option, as described under "Description of the Notes -- Redemption at Option of Holders."

(3) Bear, Stearns & Co. Inc. is the beneficial owner of 5,400 ADSs in addition to the securities being registered hereunder and is a market maker in our securities. Bear, Stearns & Co. Inc. and/or its affiliates have acted as financial advisors to us and have engaged in investment banking transactions with us from time to time, including as an initial purchaser of the Notes.

(4) Deutsche Banc Alex Brown Inc. and/or its affiliates have acted as financial advisors to us and have engaged in investment banking transactions with us from time to time.

(5) Goldman Sachs and Company, Goldman Sachs International and/or their affiliates have acted as financial advisors to us and have engaged in investment banking transactions with us from time to time, including as an initial purchaser of the Notes.

(6) Royal Bank of Canada is the beneficial owner of 200 of our ADSs in addition to the securities being registered hereunder.

(7) Information about other selling securityholders will be set forth in Prospectus supplements, if required.

(8) Assumes that any other holders of Notes, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of notes, do not beneficially own any of our Ordinary Shares or ADSs other than the Ordinary Shares or ADSs which may be issued upon exchange of the Preference Shares issued upon conversion of the Notes.

(9) We have been informed by holders of Notes that $11,000,000 aggregate principal amount of Notes have been sold pursuant to the Prospectus.



            The date of this Prospectus Supplement is March 18, 2002.